Calculation of Filing Fee Tables
S-8
1 800 FLOWERS COM INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	5,000,000	$ 3.49	$ 17,450,000.00	0.0001381	$ 2,409.84
Total Offering Amounts:						$ 17,450,000.00		$ 2,409.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,409.84
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of the Registrant's common stock that become issuable under the 2003 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's common stock. Proposed Maximum Offering Price Per Unit is computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of the Registrant's Class A Common Stock reported on The NASDAQ Global Select Market for December 3, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A